Filed Pursuant to Rule 424(b)(5) of the Securities Act
File No. 333-42748

Pricing Supplement dated July 21, 2003
(To Prospectus Supplement dated August 20, 2002 and Prospectus dated November 7, 2000)

CENTERPOINT PROPERTIES TRUST
MEDIUM-TERM NOTES, SERIES B 2003-1 FIXED RATE

Underwriters:	Lehman Brothers Inc., Wachovia Capital Markets, LLC, Banc of America Securities LLC, Banc One Capital Markets, Inc. and Commerzbank Capital Markets Corp.
Principal Amount:	$150,000,000
Price to Public (Issue Price):	$99.875%
Underwriters' Discount:	$0.600%
Proceeds to CenterPoint (after Underwriters' Discount):	$148,912,500
Interest Rate:	4.750% per year
Issue Date:	July 24, 2003
Maturity Date:	August 1, 2010
Interest Payment Dates:	The 1st day of each February and August, commencing February 1, 2004
CUSIP No.:	15189P AD7

        Effective for payments made after May 28, 2003, the federal income tax backup withholding rate has been reduced to 28%.

        Currently, Banc One Capital Markets, Inc. is the Sole Lead Arranger/Book Manager on our unsecured credit facility and Bank One, NA (an affiliate of Banc One Capital Markets, Inc.) is the Administrative Agent and a participating bank in the facility. In addition, Bank of America, N.A. (an affiliate of Banc of America Securities LLC) and Wachovia Bank, National Association (an affiliate of Wachovia Capital Markets, LLC) are Syndication Agents and participating banks in the facility and Commerzbank AG, New York Branch (an affiliate of Commerzbank Capital Markets Corp.) is the Documentation Agent and a participating bank in the facility. Proceeds that we receive from the sale of the notes may be used to repay any outstanding indebtedness under such credit facility.

        We estimate that our fees and expenses in connection with the offer and sale of the notes (not including underwriters' discounts) will be approximately $103,000.

        Capitalized terms used in this Pricing Supplement which are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

The date of this Pricing Supplement is July 21, 2003

Interest Calculation:
	☒	Regular Fixed Rate Note
Day Count Convention:
	☐	Actual / 360 from the period from to
	☐	Actual / Actual from the period from to
	☒	30/360
Redemption:
	☐	The notes cannot be redeemed prior to the Stated Maturity Date.
☒	The notes may be redeemed prior to the Stated Maturity Date.
Redemption Price: The notes are redeemable, at the option of CenterPoint, prior to the Maturity Date, as described in the Prospectus Supplement, at a redemption price equal to 100% of the principal amount of the notes plus a Make-Whole Amount, as defined in the Prospectus Supplement, determined at a discount rate equal to the Treasury Yield, plus 25 basis points.
Repayment:
	☒	The notes are not subject to repayment at the option of the holder.
	☐	The notes are subject to repayment at the option of the holder.
	☐	Option Repayment Date(s):
Repayment Price: %
Currency:
Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount: ☐ Yes ☒ No
Form:	☒	Book Entry ☐ Certificated
Other:	☒	Principal ☐ Agent

    Subject to the terms and conditions set forth in the Distribution Agreement dated August 20, 2002, as amended July 21, 2003, and the related Purchase Agreement dated July 21, 2003, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Lehman Brothers Inc.	$75,000,000
Wachovia Capital Markets, LLC	45,000,000
Banc of America Securities LLC	15,000,000
Banc One Capital Markets, Inc.	7,500,000
Commerzbank Capital Markets Corp.	7,500,000

TOTAL	$150,000,000

        We have also agreed, pursuant to the Purchase Agreement, that, until the Issue Date, we will not offer or sell, or enter into any agreement to sell, any of our debt securities without the prior written consent of Lehman Brothers Inc.

Issuer's Counsel:	Kirkland & Ellis LLP, Chicago, Illinois and Ballard Spahr Andrews and Ingersoll, LLP, Baltimore, Maryland
Underwriters' Counsel:	Chapman and Cutler LLP, Chicago, Illinois